EXHIBIT 99.1

Contact: Peter M. Holland
         Chief Financial Officer
         (740) 772-8547


                HORIZON PCS AMENDS SENIOR SECURED CREDIT FACILITY


CHILLICOTHE, OH (June 27, 2002) -- Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today announced that its lending group has agreed to amend the Company's senior secured credit facility. "We are pleased to have the support of our bank group in reaching agreement on this amendment during difficult capital market conditions," said Bill McKell, Horizon CEO.

Horizon PCS's secured credit facility includes financial covenants that must be met each quarter; however, the Company did not meet the EBITDA requirement for the first quarter of 2002. The Company's lending group agreed to waive this non-compliance with the covenant through June 28, 2002, while the amended facility was being negotiated. For amendment details, please refer to the Company's Form 8-K to be filed today, which will include the text of the amendment as an exhibit.


ABOUT HORIZON
Horizon PCS is one of the largest Sprint PCS Network Partners, based on its exclusive right to market Sprint PCS wireless mobility communications network products and services to a total population of over 10.2 million in portions of 12 contiguous states. Its markets are located between Sprint's Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint markets that have a total population of over 59 million. As a Sprint PCS Network Partner, Horizon markets wireless mobile communications network products and services under the Sprint PCS brand name. For more information, visit the Horizon PCS web site at http://www.horizonpcs.com/.

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